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                                                                  EXHIBIT 23.6



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) pertaining to FOCI Fiber Optic Communications, Inc. included in or made a part of this registration statement.



/s/ T N Soong & Co.

T N Soong & Co.
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
November 19, 2001